As filed with the Securities and Exchange Commission on April 2, 1998
                                                       Registration No. 33-
===========================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                        ---------------------------
                                  FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                        ---------------------------
                        Bristol-Myers Squibb Company
           (Exact name of registrant as specified in its charter)

      Delaware                                      22-079-0350
(State of Incorporation)              (I.R.S. Employer Identification No.)

                              345 Park Avenue
                            New York, N.Y. 10154
                               (212) 546-4000
            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)
                        ---------------------------
       John L. McGoldrick, Esq.                 Alice C. Brennan, Esq.
    Senior Vice President, Law and           Vice President and Secretary
Strategic Planning and General Counsel              345 Park Avenue
           345 Park Avenue                        New York, NY 10154
          New York, NY 10154                        (212) 546-4000
            (212) 546-4000
                        ---------------------------
         (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)
                        ---------------------------

                                 Copies to:

   Susan Webster, Esq.                [Underwriter's Counsel]
 Cravath, Swaine & Moore         [                              ]
     Worldwide Plaza             [                              ]
    825 Eighth Avenue            [                              ]
    New York, NY 10019           [                              ]
      (212) 474-1000
                        ---------------------------

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement, as determined by the registrant in light of market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

-------
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[X]

                        ---------------------------

                      CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                               Proposed          Proposed
                                   Amount to be Registered     Maximum           Maximum            Amount of
      Title of Each Class of                                Offering Price      Aggregate          Registration
   Securities to be Registered                                Per Unit*      Offering Price*           Fee

Debt Securities...................    $1,000,000,000**           100%         $1,000,000,000         $295,000
===================================================================================================================

 * Estimated solely for the purpose of calculating the registration fee. Excludes accrued interest and accrued amortization of discount, if any, to the date of delivery.

** Plus an additional principal amount of Debt Securities issued with original issue discount such that the aggregate initial public offering price of all Debt Securities will not exceed $1,000,000,000 (the initial public offering price of any Debt Securities denominated in any foreign currencies or units based on or related to currencies shall be the U.S. dollar equivalent thereof).
                        ---------------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===========================================================================

                 SUBJECT TO COMPLETION, DATED April 2, 1998



The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS




BRISTOL-MYERS SQUIBB COMPANY
345 Park Avenue
New York, NY 10154
(212) 546-4000



                               $1,000,000,000
                              Debt Securities





               --------------------------------------

 We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

              --------------------------------------




Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.




The date of this prospectus is April 2, 1998

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

     We are participating in the SEC's plain English program. This is an initiative launched by the SEC to make prospectuses and other information more understandable to the general investor.


WHERE YOU CAN FIND MORE
INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities and these documents, which we have already filed with the SEC:

o    Annual Report on Form 10-K for the year ended December 31, 1997.

     You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

     Bristol-Myers Squibb Company
     345 Park Avenue
     New York, NY 10154
     Attention:  Secretary
     (212) 546-4000

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

     We have filed exhibits with this registration statement that include the form of proposed underwriting agreement and indenture. You should read the exhibits carefully for provisions that may be important to you.

THE COMPANY

     Bristol-Myers Squibb Company is a worldwide organization engaged primarily in the manufacture and sale of a broad range of pharmaceutical products, consumer medicines, nutritional products, medical devices, and beauty care products. Our principal business segments are:

o Pharmaceuticals, consisting of prescription medicines, primarily cardiovascular, anti-cancer, anti- infective and central nervous system drugs and other pharmaceutical products;

o Consumer Medicines, consisting primarily of analgesics, skin care products, cough/cold remedies, deodorants and anti-perspirants;

o Nutritionals, consisting primarily of infant formulas and other nutritional products;

o Medical Devices, consisting primarily of orthopaedic implants, ostomy and wound care products, surgical instruments and other medical devices;

o Beauty Care, consisting primarily of hair coloring and hair care preparations.

     All references to us in this prospectus include Bristol-Myers Squibb Company and its subsidiaries, unless the context otherwise requires.

USE OF PROCEEDS

     We will use the net proceeds from the sale of the offered securities for general corporate purposes including working capital, capital expenditures, stock purchase programs, repayment and refinancing of debt and acquisitions. We may invest funds not required immediately for such purposes in marketable securities and short-term investments.


RATIO OF EARNINGS TO FIXED
CHARGES

     Our ratio of earnings to fixed charges for each of the years ended is as follows:


   1993     1994       1995       1996       1997
   22.67    20.84      16.20      30.40      27.46

     This ratio shows the coverage of earnings before income taxes to fixed charges, which consist primarily of interest and debt expense. Excluding the impact of special charges, the ratio of earnings to fixed charges for 1993, 1994 and 1995 would have been 26.91, 26.70 and 24.23.

     For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before provision for income taxes and fixed charges, excluding capitalized interest. "Fixed charges" consist of interest and debt expense, capitalized interest and one-third of rental expense, which we believe is a reasonable approximation of the interest factor of such rental expense.

DESCRIPTION OF DEBT SECURITIES

     The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be issued in one or more series under an indenture (the "indenture") between us and The Chase Manhattan Bank as Trustee.

     This prospectus briefly outlines some of the indenture provisions. The indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

General

     The debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indenture does not limit the amount of debt we may issue under the indenture or otherwise. We may issue the debt securities in one or more series with the same or various maturities, at par or a premium or with original issue discount.

     The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

o    The title and type of the debt securities;

o    The total principal amount of the debt securities;

o The percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

o The date or dates on which the principal of the debt securities will be payable;

o Whether the debt securities will be denominated in, and whether the principal of and any premium and any interest on the debt securities will be payable in, any foreign currency or foreign currency units;

o The interest rate or rates, if any, which the debt securities will bear, the date or dates from which any interest will accrue, the interest payment dates for the debt securities and the regular record date for any interest payable on any interest payment date;

o    Any optional or mandatory redemption periods;

o Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

o Whether the debt securities are to be issued in individual certificates to each holder or in the form of global securities held by a depository on behalf of holders;

o    Any changes to or additional Events of Default or covenants;

o Any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

o Any terms upon which the debt securities may be convertible into or exchanged for other debt securities or indebtedness or other securities of any other issuer or obligor; and

o    Any other specific terms of the debt securities.

Consolidation, Merger or Sale

     We have agreed not to consolidate with or merge into any other corporation or convey or transfer substantially all of our properties and assets to any person, unless

     (a) the successor corporation is organized and existing under the laws of the United States or any State or the District of Columbia;

     (b) the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium or any interest on all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform;

     (c) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, will occur and be continuing; and

     (d) we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with these provisions.

     The successor corporation will assume all our obligations under the indenture as if it were an original party to the indenture. After assuming such obligations, the successor corporation will have all our rights and powers under the indenture. (Sections 801 & 802)

Modification of indentures

     Under the indenture our rights and obligations and the rights of the holders may be modified if the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Sections 901 & 902.)

Events of Default

     When we use the term "Event of Default" in the indenture, here are some examples of what we mean.

     An Event of Default occurs if:

o we fail to pay the principal or any premium on any Debt Security when due;

o    we fail to deposit any sinking fund payment when due;

o    we fail to pay interest when due on any Debt Security for 30 days;

o we fail to perform any other covenant in the indenture and this failure continues for 90 days after we receive written notice of it;

o we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company:

     The supplemental indenture or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. For the Events of Default applicable to a particular series of debt securities, see the prospectus supplement relating to such series. A default under our other indebtedness will not be a default under the indenture, and a default under one series of debt securities will not necessarily be a default under another series. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders. (Section 602.)

     If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may require us to repay immediately:

o    the entire principal of the debt securities of such series; or

o if the debt securities are discounted securities, such portion of the principal as may be described in the applicable prospectus supplement.

     Subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of the affected series can rescind this accelerated payment requirement. (Section 502.)

     Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. (Section 603.) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of debt securities. (Section 512.)

Certain Restrictive Covenants

     We have agreed to certain restrictions on our activities for the benefit of holders of the debt securities. The restrictive covenants summarized below will apply (unless waived or amended) so long as any of the debt securities are outstanding, unless the prospectus supplement states otherwise. We have provided a Glossary at the end of this prospectus to define the capitalized words used in discussing the covenants. In the covenants, all references to us mean Bristol-Myers Squibb Company only.

     Limitation on Liens. We have agreed not to create any mortgages or other liens upon any Restricted Property without securing the debt securities equally and ratably with all other indebtedness secured by such lien. This covenant has certain exceptions, which permit:

     (a) mortgages and liens on Restricted Property of corporations existing at the time they become Subsidiaries;

     (b) mortgages and liens on Restricted Property existing at the time the property was acquired, or incurred to finance the purchase price, construction, alteration, repair or improvement thereof;

     (c) any mortgages and liens securing Debt of a Subsidiary that the subsidiary owes to us or another Subsidiary;

     (d) any mortgages and liens securing industrial development, pollution control, or similar revenue bonds; and

     (e) mortgages and liens otherwise prohibited by this covenant, securing Debt which, together with the aggregate outstanding principal amount of all other Debt of the Company and its Subsidiaries owning Restricted Property which would otherwise be subject to such covenant and the Value of certain existing Sale and Leaseback Transactions, does not exceed 10% of Consolidated Net Tangible Assets. (Section 1006.)

     Limitation on Sale and Leaseback Transactions. Neither we nor any Subsidiary owning Restricted Property may enter into any Sale and Leaseback Transaction covering Restricted Property unless we could incur Debt in a principal amount equal to the Value of such Sale and Leaseback Transaction and, without violating the "Limitation on Liens" covenant, secure such Debt by liens on the facilities to be leased without equally and ratably securing the debt securities. We, or any such Subsidiary, may also enter into a Sale and Leaseback Transaction if, during the six months following the effective date of such Sale and Leaseback Transaction, we apply an amount equal to the Value of such Sale and Leaseback Transaction to the acquisition of Restricted Property or to the voluntary retirement of debt securities or Funded Debt. We will receive a credit toward the amount required to be applied to such acquisition of property or retirement of indebtedness for the principal amount of any debt securities or Funded Debt delivered to the Trustee for retirement and cancelation during the six months immediately following the effective date of such Sale and Leaseback Transaction. (Section 1007.)

     General. Because the covenants described above cover only manufacturing facilities in the continental United States, these covenants do not restrict our activities with respect to approximately 37% of the net book value of our facilities worldwide.

     We do not have any mortgages or liens prohibited by the covenants described above on any of our properties that would qualify as Restricted Property, nor have we entered into any prohibited Sale and Leaseback Transactions covering such properties. We do not keep records identifying which of our properties, if any, would qualify as Restricted Property. We will amend this prospectus to disclose or disclose in the prospectus supplement the existence of any mortgage or lien on or any Sale and Leaseback Transaction covering any Restricted Property which would require us to secure the debt securities or apply certain amounts to retirement of indebtedness or acquisitions of property.

     Other than the restrictions on liens and Sale and Leaseback
Transactions described above, the indenture and the debt securities do not contain any covenants or other provisions designed to protect holders of the debt securities in the event of a highly leveraged transaction involving the Company.


Payment and Transfer

     We will pay principal, interest and any premium on fully registered securities at the place or places designated by us for such purposes. We will make payment to the persons in whose names the debt securities are registered on the close of business on the day or days specified by us. We will make debt securities payments in other forms at a place designated by us and specified in a prospectus supplement. (Sections 301 & 307.)

     Holders may transfer or exchange fully registered securities at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge. (Section 1002.)

Global Securities

     We may issue some or all of the debt securities of a series in the form of one or more global securities. Global securities will be deposited with the depository identified in the applicable prospectus supplement. A global security is a security, typically held by a depository, that represents the beneficial interests of a number of purchasers of such security. Unless exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole:

o    to a nominee of the depository for such global security;

o    by a nominee of such depository to such depository; or

o    to a successor of such depository or a nominee of such successor.

We may, however, issue notes in certificate form registered in the name of the noteholders. (Section 204.)

     Unless otherwise stated, The Depository Trust Company, New York, New York ("DTC") will act as depository for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

     DTC has provided the following information to us: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in such Direct Participant's accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

     DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and The National Association of Securities Dealers, Inc. Securities brokers and dealers, banks, trust companies and others that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"), also have access to DTC's book-entry system. You can find the rules applicable to DTC and its Direct and Indirect Participants on file with the SEC.

     Principal and interest payments on global securities registered in the name of DTC's nominee will be made in immediately available funds to DTC's nominee as the registered owner of the global securities. We and the Trustee will treat DTC's nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities. It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. Payments by Direct and Indirect Participants to owners of beneficial interests in the global securities will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name". Such payments will be the responsibility of such Direct and Indirect Participants and not of DTC, the Trustee or us.

     Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor in authorized denominations only if DTC notifies us that it is unwilling or unable to continue as Depository or if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days or we, in our discretion, determine not to require all of the debt securities of a series to be represented by a global security and notify the Trustee of our decision.

Defeasance

     When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:

o we will be discharged from our obligations with respect to the debt securities of such series or

o we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain Events of Default will no longer apply to us.

     If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Such holders may look only to such deposited funds or obligations for payment.

     We must deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for Federal income tax purposes. We must also deliver a ruling to such effect received from or published by the United States Internal Revenue Service if we are discharged from our obligations with respect to the debt securities. (Section 403.)

Concerning the Trustee

     The Trustee has loaned money to us in the past and may do so in the future as a part of its regular business.

PLAN OF DISTRIBUTION

     We may sell the offered securities (a) through underwriters or dealers; (b) through agents; or (c) directly to one or more purchasers.

Sale Through Underwriters

     If we use underwriters in the sale, such underwriters will acquire the debt securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

Sale Through Agents

     We may sell offered securities through agents designated by us. Unless indicated in the prospectus supplement, the agents have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

Direct Sales

     We also may sell offered securities directly. In this case, no underwriters or agents would be involved.

General Information

     Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Act. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.


LEGAL OPINIONS

     John L. McGoldrick, Esq., who is our Senior Vice President, Law and Strategic Planning and General Counsel, or another of our lawyers, or Cravath, Swaine & Moore, our outside counsel, will issue an opinion about the legality of the offered securities for us. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.


EXPERTS

     The consolidated financial statements and related schedules incorporated in this prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given upon their authority as experts in auditing and accounting.


GLOSSARY

     We have summarized below definitions of some of the terms used in the indenture. In the definitions, all references to us mean Bristol-Myers Squibb Company only.

     "Consolidated Net Tangible Assets" means the total amount of our assets after deducting:

     (a) all current liabilities; and

     (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets,

all as set forth on our most recent consolidated balance sheet and determined on a consolidated basis in accordance with generally accepted accounting principles.

     In calculating the total amount of our assets, we must subtract applicable reserves and other properly deductible items. In calculating our current liabilities, we must exclude the amount of liabilities which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined.

     "Debt" means:

     (a) all obligations represented by notes, bonds, debentures or similar evidences of indebtedness;

     (b) all indebtedness for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms; and

     (c) all rental obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases.

     "Funded Debt" means:

     (a) our Debt or Debt of a Subsidiary owning Restricted Property maturing by its terms more than one year after its creation, and

     (b) Debt classified as long-term debt under generally accepted accounting principles.

     The definition of Funded Debt only includes Debt incurred by us meeting one of the above requirements if it ranks at least equally with the debt securities.

     "Restricted Property" means:

     (a) any manufacturing facility, or portion thereof, owned or leased by us or any of our Subsidiaries and located within the continental United States which, in our Board of Directors' opinion, is of material importance to our business and the business of our Subsidiaries taken as a whole, and

     (b) any shares of capital stock or indebtedness of any Subsidiary owning any such manufacturing facility.

     In this definition, "manufacturing facility" means property, plant and equipment used for actual manufacturing and for activities directly related to manufacturing. The definition excludes sales offices, research facilities and facilities used only for warehousing, distribution or general administration. The definition provides that no manufacturing facility, or portion thereof, shall be deemed of material importance if its gross book value before deducting accumulated depreciation is less than 2% of Consolidated Net Tangible Assets.

     "Sale and Leaseback Transaction" means any arrangement pursuant to which we or any Subsidiary leases any Restricted Property that has been or is to be sold or transferred by us or the Subsidiary to another person, other than:

     (a) temporary leases for a term, including renewals at the option of the lessee, of three years or less,

     (b) leases between us and a Subsidiary or between Subsidiaries,

     (c) leases executed within 12 months after the latest of the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of such Restricted Property, and

     (d) arrangements pursuant to any provision of law with an effect similar to that under former Section 168(f)(8) of the Internal Revenue Code of 1954.

     "Subsidiary" means a corporation of which we or one or more corporations meeting this definition owns, directly or indirectly, the majority of the outstanding voting stock.

     "Value" means, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease. To determine such present value, we use a discount rate equal to the weighted average interest rate on the debt securities of all series which are outstanding on the effective date of the Sale and Leaseback Transaction and which have the benefit of the covenant limiting Sale and Leaseback Transactions.

                                  PART II.
                   INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.


SEC registration fee................................... $295,000
Fees and expenses of the Trustee.......................   20,000*
Printing and engraving expenses........................   75,000*
Rating agency fees.....................................  125,000*
Accounting fees........................................   75,000*
Legal fees.............................................  150,000*
Qualification under state securities laws..............    1,000*
Miscellaneous..........................................   10,000*
                                                         ---------
                                                        $751,000*
                                                         =========

----------

*    Estimated and subject to future contingencies.


Item 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     Under the terms of our Bylaws and subject to the applicable provisions of Delaware law, we have indemnified each of our directors and officers and, subject to the discretion of the Board of Directors, any other person, against expenses incurred or paid in connection with any claim made against such director or officer or any actual or threatened action, suit or proceeding in which such director or officer may be involved by reason of being or having been a director or officer of us, or of serving or having served at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action taken or not taken by such director or officer in such capacity, and against the amount or amounts paid by such director or officer in settlement of any such claim, action, suit or proceeding or any judgment or order entered therein.

     Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Our Restated Certificate of Incorporation eliminates the liability of directors to the extent permitted by the DGCL.

     We carry directors' and officers' liability insurance that covers certain liabilities and expenses of our directors and officers.


Item 16. Exhibits

1     --  Form of proposed Underwriting Agreement.

4.1 -- Indenture, dated as of June 1, 1993, between Bristol-Myers Squibb Company and The Chase Manhattan Bank, as trustee (Incorporated by reference to Exhibit 4.2 to the Form 8-K dated May 27, 1993 and filed on June 3, 1993)

5    --   Opinion with consent of Cravath, Swaine & Moore, counsel to the
          Company.

12   --   Statement of computation of ratio of earnings to fixed charges.

23.1 -- Consent of Cravath, Swaine & Moore, counsel to the Company (included in Exhibit 5).

23.2 --   Consent of Price Waterhouse LLP.

24   --   Powers of Attorney.

25   --    Statement of Eligibility of Trustee.

---------------


Item 17. Undertakings.

     A.  Undertaking Pursuant to Rule 415.

     The Company hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs A(l)(i) and A(l)(ii) do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

     C.  Undertaking in Respect of Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on April 2, 1998.

                               BRISTOL-MYERS SQUIBB COMPANY,

                               By:............*.............
                                   Charles A. Heimbold, Jr.
                                   Chairman of the Board,
                                   Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


   Signature                      Title                             Date

 ........*...........      Corporate Staff Senior Vice President   April 2, 1998
(Michael F. Mee)             and Chief Financial Officer
                             (principal financial officer)

 ........*...........      Corporate Staff Senior Vice President   April 2, 1998
(Frederick S. Schiff)       Financial Operations, and
                            Controller (principal accounting
                            officer)

 ........*...........      Director                                April 2, 1998
(Robert E. Allen)

 ....................      Director                                April 2, 1998
(Vance D. Coffman)

 ........*...........      Director                                April 2, 1998
(Ellen V. Futter)

 ........*...........      Director                                April 2, 1998
(Louis V. Gerstner, Jr.)

 ........*...........      Director                                April 2, 1998
Laurie H. Glimcher, M.D.)

 ........*...........      Director                                April 2, 1998
(John D. Macomber)

 ....................      Executive Vice President and            April 2, 1998
(Kenneth E. Weg)          President, Worldwide Medicines
                          Group and Director

 ........*...........      Director                                April 2, 1998
(James D. Robinson III)

 ........*...........      Director                                April 2, 1998
(Andrew C. Sigler)

 ........*...........      Director                                April 2, 1998
(Louis W. Sullivan, M.D.)


     ----------

* The undersigned, by signing her name hereto, does hereby sign this registration statement or amendment thereto on behalf of each of the above-indicated directors or officers of Bristol-Myers Squibb Company pursuant to powers of attorney executed by each such director or officer.

 ....../s/ ALICE C. BRENNAN..........
(Alice C. Brennan, Attorney-in-fact)

                               EXHIBIT INDEX



Exhibit
  No.                        Description

1     --  Form of proposed Underwriting Agreement

4.1 -- Indenture, dated as of June 1, 1993, between Bristol-Myers Squibb Company and The Chase Manhattan Bank, as trustee (Incorporated by reference to Exhibit 4.2 to the Form 8-K dated May 27, 1993 and filed on June 3, 1993)

5     --  Opinion with consent of Cravath, Swaine & Moore, counsel to the
          Company

12    --  Statement of computation of Ratio of Earnings to Fixed Charges

23.1 -- Consent of Cravath, Swaine & Moore, counsel to the company (included in Exhibit 5)

23.2  --  Consent of Price Waterhouse LLP

24    --  Powers of Attorney

25    --  Statement of Eligibility of Trustee


-----------